Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of D. Stephen Menzies
Senior Vice President and Group President
Rail and Railcar Leasing Groups
April 22, 2016

Thank you, Bill, good morning!

The TrinityRail team had solid operating performance during the first quarter of 2016. This is particularly impressive as our teams adjusted to reduced production volumes following the record setting pace of the fourth quarter of 2015. During the first quarter, we shipped more than 7,100 railcars, achieved favorable operating margins, and grew the lease fleet while maintaining high fleet utilization. We achieved these results while we continue to adjust to a new demand environment. Excess industry production capacity and a growing overhang of idle railcars, along with weak industrial market conditions, are creating a challenging environment for our railcar manufacturing and leasing businesses. We are responding to market conditions by rationalizing production, implementing initiatives to reduce our cost structure, keeping railcars on lease and pursuing orders that support further production efficiencies.

As we discussed on our last earnings call, we expect our financial performance to decline from 2015 peak levels resulting from lower anticipated shipment levels, the significant shift in railcar product mix scheduled for delivery in 2016, and costs associated with the planned reduction in our production levels. The weak market fundamentals are also placing pressure on lease rates and may adversely impact lease fleet utilization. A lower volume of leased railcar sales is also impacting our 2016 financial results.

Our Rail Group received 1,620 new railcar orders during the first quarter. Most of the orders we received during the quarter are for railcars scheduled for shipment in 2016. The orders we received represent a mix of tank cars, hoppers, gondolas, flat cars and autoracks, and highlights the broad range of the TrinityRail product line. We are focused on securing additional orders that extend production continuity and enable operating efficiencies. We are well positioned to respond to the market given the broad range of railcar types we are currently producing. At the same time, the recent railcar upcycle provided our production team the opportunity to fine-tune our ability to efficiently execute production line changeovers. We are highly confident in our manufacturing flexibility, which positions us well to pursue a diverse range of railcar orders.

Our order backlog of approximately 43,360 railcars, valued at $4.7 billion at the end of the first quarter, provides good visibility for 2016 production planning. During the first quarter, the Rail Group delivered 7,145 railcars and achieved a very healthy operating margin of 18.6%. We are maintaining our current expectation for deliveries in 2016 of approximately 27,000 railcars. We have begun several line changeovers to accommodate the significant shift in our product mix planned for production in the balance of 2016, while reducing our production footprint and throughput to align with current railcar demand. This will have an impact on our 2nd quarter operating margins. We will continue to monitor order levels and make adjustments to our production as necessary.

I am pleased with the Leasing Group’s operating performance during the first quarter of 2016, maintaining fleet utilization above 97% and taking delivery of 2,410 railcars. However, lease rates for renewals and assignments are highly competitive and, in general, reflect overall rate declines with certain market sectors more pressured. Our total managed fleet including our wholly-owned, partially-owned and investor-owned fleets now exceeds 97,200 railcars.

The significant scale of our lease fleet provides a base of earnings and cash flow to help mitigate declining manufacturing earnings. In 2009, the year after the last railcar cycle peak, our lease fleet contributed $128 million in operating profit from operations for the full year. In the first quarter of 2016 alone, our lease fleet generated operating profit from operations of $70 million or 55% of the 2009 total. This reflects the continued growth of our lease fleet. We expect our committed leased railcar backlog of $1.3 billion to generate further growth of our lease portfolio in 2016.

As we have shared on prior conference calls, our RIV platform provides Trinity a unique capability which enhances our flexibility. Railcar Investment Vehicles or “RIV’s” are discreet portfolios of leased railcars, originated and managed by TrinityRail and offered for sale to institutional investors for inclusion in an investment fund or for their direct investment. The RIV’s we have put in place are highly structured transactions that are intended to span several years. Over the years, we are certain to experience shifting market conditions such as we are experiencing today. In the RIV structures, Trinity has flexibility as to the timing and quantities of leased railcars we may offer for sale to an investor.

In today’s economic environment, the capital markets may perceive greater overall risk and institutional investors can be influenced by spot market conditions in assessing railcar lease rates. The result may be a lower valuation of leased railcars than we have seen in previous years during stronger rail market conditions. Both quantitative and qualitative considerations are reviewed in deciding whether to sell or hold leased railcars. We evaluate the economic returns of selling leased railcars to our RIV platform compared to the returns of owning leased railcars in our portfolio. We also evaluate qualitative considerations including the diversification and size of our lease portfolio as well as the terms of our RIV agreements. In the current market environment, we may find it more advantageous to place leased railcars into our portfolio and, as such, may hold a portion of the volume of leased railcars previously anticipated to be sold into the RIV platform.

We continue to monitor the industry’s implementation of HM-251 tank car regulations. As we’ve indicated, modifications to our lease fleet are currently underway. I am pleased with the flexibility of our expanded maintenance services facilities which are making HM-251 modifications while also providing regulatory compliance services for our owned and managed lease fleets. During the 2nd quarter, we will begin HM-251 modifications for third parties.

In summary, TrintyRail’s operating performance reflects the strength of our integrated railcar manufacturing, leasing and services business model. Our operating and financial flexibility and leading market position give us confidence we can effectively adapt to rapidly changing market conditions. Our investments in our facilities, manufacturing processes and lease fleet have positioned TrinityRail to elevate our performance throughout the entire business cycle.

I will now turn it over to James for his remarks.